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Exhibit 14.1

KINETIC CONCEPTS, INC. CODE OF ETHICS
FOR CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS

        Kinetic Concepts, Inc. (the "Company") is committed to conducting its business in accordance with applicable laws, rules and regulations and high standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics, applicable to the Company's Chief Executive Officer, Chief Financial Officer and Controller (together, "Senior Officers"), sets forth specific policies to guide you in the performance of your duties.

        As a Senior Officer, you must not only comply with applicable law. You must also engage in and promote honest and ethical conduct and abide by this Code of Ethics and other Company policies and procedures that govern the conduct of our business. Your leadership responsibilities include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

Compliance With Laws, Rules And Regulations

        You are required to comply with the laws, rules and regulations that govern the conduct of the Company's business and to report any suspected violations in accordance with the section below entitled "Compliance With Code Of Ethics."

Conflicts Of Interest

        No Senior Officer shall make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest unless the Senior Officer makes full disclosure of all facts and circumstances to, and obtains the prior written approval of, the Chairman of the Audit Committee of the Board of Directors.

        We recognize that Senior Officers may serve as directors of other companies that are in the Company's line of business or that invest in companies in the Company's line of business, and nothing herein is intended to abrogate the duties that such Senior Officers may have to such other companies.

Disclosures

        It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company. As a Senior Officer, you are required to promote compliance with this policy by all employees and to abide by Company standards, policies and procedures designed to promote compliance with this policy.

Compliance With Code Of Ethics

        If you know of or suspect a violation of applicable laws, rules or regulations or this Code of Ethics, you must promptly report that information to any member of the Audit Committee of the Board of Directors. No one will be subject to retaliation because of a good faith report of a suspected violation.

        Violations of this Code of Ethics may result in disciplinary action, up to and including discharge. The Audit Committee of the Board of Directors shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

Waivers Of Code Of Ethics

        If you would like to seek a waiver of the Code of Ethics, you must make full disclosure of your particular circumstances to any member of the Audit Committee of the Board of Directors. Amendments to and waivers of this Code of Ethics may be made only by the Board of Directors as a whole or by the Audit Committee and will be publicly disclosed as required by applicable law and regulations.

No Rights Created

        This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company's Senior Officers in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

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  Exhibit 14.1
KINETIC CONCEPTS, INC. CODE OF ETHICS FOR CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS